UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Stratos International, Inc.

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ISS Recommends Stratos International
Shareholders Approve Merger With Emerson
CHICAGO, June 27 /PRNewswire-FirstCall/ — Stratos International, Inc. (Nasdaq: STLW), today announced that Institutional Shareholder Services (ISS), a leading independent proxy advisory service, has recommended that Stratos shareholders vote “FOR” approval and adoption of the agreement and plan of merger, dated May 14, 2007, among Stratos International, Inc., Emerson Network Power Connectivity Solutions, Inc, and Emersub C, Inc.
In its report, the ISS stated, “Based on our review of the terms of the transaction and the factors described above, in particular the merger premium and strategic rationale, we believe that the merger agreement warrants shareholder support.” The report also notes that the Stratos CGQ Index Score continues at 100% and the CGQ Industry Ranking Score remains at 100% of its peer group.
“We are very pleased that ISS, a highly regarded independent corporate governance body, has recommended that Stratos shareholders vote “FOR” approval of the merger with Emerson,” said Andy Harris, President and Chief Executive Officer of Stratos. He went on to note, “we are gratified to find that our excellent corporate governance record has been recognized by ISS and we appreciate that only a handful of all companies are able to earn the distinction of ranking among the best of our peer groups when ranked at both 100% of the overall CGQ Index and 100% of our Industry Ranking.”
As announced on May 14, 2007, Stratos has entered into a definitive agreement with Emerson under which Emerson will acquire all of the outstanding shares of Stratos’ common stock for $8.00 per share in cash. A special meeting of Stratos’ stockholders to consider and vote upon the proposed merger has been scheduled for July 12, 2007 at 10:00 am Chicago time at Stratos’ offices located in Chicago, Illinois. Stratos stockholders of record as of the close of business on June 7, 2007 will be entitled to vote at the special meeting.
Stockholders are encouraged to read Stratos’ definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Stratos Board of Directors’ unanimous recommendation that Stratos’ stockholders vote in favor of the adoption of the merger agreement and the approval of the merger. Stratos stockholders who have questions about the proposed merger or need assistance in submitting their proxy or voting their shares should contact Stratos’ proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 by e-mail at proxy@mackenziepartners.com.
About Emerson
Emerson, based in St. Louis, is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. Sales in fiscal 2006 were $20.1 billion. For more information, visit http://www.gotoemerson.com.
About Stratos International
Stratos International, Inc. is a leading designer, developer and manufacturer of RF and microwave, as well as optical subsystems, components and interconnect products used in telecom, enterprise, military and video markets.
Stratos has a rich history of optical and mechanical packaging expertise and has been a pioneer in developing several optical devices using innovative form-factors for telecom, datacom and harsh environment applications. This expertise, coupled with several strategic acquisitions, has allowed Stratos to amass a broad range of products and build a strong IP portfolio of more than 150 US patents issued and pending. Stratos currently serves more than 1,300 active customers, primarily in the telecom/datacom, military/aerospace and video markets.

For additional information, contact Barry Hollingsworth, Vice President & Chief Financial Officer at (708) 457-2379, or email at bhollingsworth@stratosintl.com. Website: www.stratosinternational.com.
In connection with the solicitation of proxies, on June 11, 2007 Stratos filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders on or about June 13, 2007 a definitive proxy statement for its special meeting of stockholders. Stratos stockholders are strongly advised to read this document as it contain important information. Stockholders may obtain Stratos’ proxy statement and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov. Copies of Stratos’ proxy materials will also be available for free at Stratos’ website at www.stratosinternational.com or by writing to Stratos International, Inc., 7444 West Wilson Avenue, Chicago, Illinois 60706. In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are deemed participants in the solicitation of proxies is available in Stratos’ definitive proxy statement. The contents of the websites referenced above are not deemed to be incorporated by reference into Stratos’ proxy statement.